Exhibit 1.01

Conflict Minerals Report

This Conflict Minerals Report of Parker Drilling Company for the calendar year of 2018 was prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934.

This Conflict Minerals Report contains one or more forward-looking statements within the meaning of federal securities laws.  These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors including, among other things, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program, changes to the sourcing status of smelters and refiners in our supply chain, and our ability to identify and mitigate related risks in our supply chain.  We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after filing this Conflict Minerals Report with the SEC, except as required by law.

Business Overview

The Company is an international provider of contract drilling and drilling-related services and rental tools and services. We report our Rental Tools Services as one reportable segment (“Rental Tools”) and report our Drilling Services as two reportable segments: (1) United States (“U.S.”) (Lower 48) Drilling and (2) International & Alaska Drilling.

In our Drilling Services business, we drill oil, natural gas and geothermal wells for customers in both the U.S. and international markets. We provide this service with both Company-owned rigs and customer-owned rigs. We refer to the provision of drilling services with customer-owned rigs as our operations and management (“O&M”) service in which operators own their own drilling rigs but choose Parker Drilling to operate and manage the rigs for them. The nature and scope of activities involved in drilling an oil and natural gas well are similar whether the well is drilled with a Company-owned rig (as part of a traditional drilling contract) or a customer-owned rig (as part of an O&M contract). In addition, we provide project-related services, such as engineering, procurement, project management and commissioning of customer-owned drilling facility projects. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas.

In our Rental Tools business, we provide premium rental equipment and services to exploration and production (“E&P”) companies, drilling contractors and service companies on land and offshore in the U.S. and international markets. Tools we provide include standard and heavy-weight drill pipes, all of which are available with standard or high-torque connections, tubing, drill collars, pressure control equipment, including blow-out preventers (“BOPs”), and more. We also provide well construction services, which include tubular running services and downhole tool rentals, and well intervention services, which include whipstocks, fishing and related services, as well as inspection and machine shop support. Rental tools are used during drilling and/or workover programs and are requested by the customer when they are needed, which requires us to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis.

Reasonable Country of Origin Inquiry

We conducted an analysis of our business and determined that even though we do not operate a specific manufacturing segment, we do, on occasion and as part of the services offered to our customers, manufacture products for sale and for use by our customers. As part of our analysis, all manufactured products were assessed in order to identify Conflict Minerals scope and risk. Our analysis did not identify any Conflict Mineral or Conflict Mineral derivative other than tungsten that is contained as a necessary element to the functionality or production of any product manufactured for sale by the Company.

Based on this, the Company identified products for which tungsten was used as a necessary element to their functionality or production. Identified products containing tungsten as a necessary element to their functionality or production are:

Whipstocks;
Mills;
Watermelon Mills;
Top-Tek Casing Running Tools (“CRT”).

After performing this analysis, we conducted a reasonable country of origin inquiry to determine whether any of the tungsten used in our Products originated in the Democratic Republic of the Congo or an adjoining country, or whether such tungsten came from recycled or scrap sources. Based on the limited scope of the Company’s product manufacturing, we contacted each of our tungsten suppliers. We received responses from all tungsten suppliers.

For the Company’s suppliers, all provided their Conflict Minerals Reporting Template (“CMRT”). Based on the responses to our RCOI, we know or have reason to believe that a small portion of the Conflict Minerals in our Products from one supplier may have originated from the Covered Countries and may not be solely from recycled or scrap sources.

Due Diligence

We undertook due diligence on the sources of the Conflict Minerals we use. Our due diligence measures are designed to conform with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. We conducted our due diligence using tools and relying on information provided by the Responsible Minerals Initiative (“RMI”) (formerly Conflict-Free Sourcing Initiative (“CFSI”)).  In addition to reviewing the CMRT, which facilitates the collection of information on the source of Conflict Minerals, we also relied on information from the Responsible Mineral Assurance Process (“RMAP”), a voluntary initiative managed by the RMI in which an independent third party audits the procurement activities of a smelter or refiner to determine, with reasonable confidence, that the minerals it processes originated from conflict-free sources. Upon completion of a successful audit, the smelter or refiner is designated by the RMI as “Conformant.”

Results of Due Diligence

For the calendar year of 2018, the Company determined that a single supplier stated that one of its suppliers identified smelters sourcing from a Covered Country (smelters listed by this supplier included below in Table 1). These suppliers and others of our suppliers may not have received accurate and complete information from their respective suppliers. In summary, we were not able to establish chain of custody or determine whether any of the Conflict Minerals used in our Products originated from Covered Countries. We were also unable to determine the facilities used to process Conflict Minerals necessary to the functionality or production of our Products or the countries of origin of those Conflict Minerals. Accordingly, we were unable to undertake any efforts beyond the RCOI and the due diligence described above to determine the mine or location of origin of Conflict Minerals used in our Products.

Please note, we do not have access to audit reports or detailed findings of third-party audits conducted as part of the RMAP or any equivalent audit programs accepted by the RMI. Audits conducted as part of the RMAP or any other equivalent programs and the information received from respondents may yield inaccurate or incomplete conclusions.

Table 1: Smelter/Refiner List

Smelter/Refiner Name	RMAP Status	Sourced from Covered Country?
A.L.M.T. TUNGSTEN Corp.	Conformant	No
Asia Tungsten Products Vietnam Ltd.	Conformant	Yes
Chenzhou Diamond Tungsten Products Co., Ltd.	Conformant	No
Chongyi Zhangyuan Tungsten Co., Ltd.	Conformant	No
Fujian Jinxin Tungsten Co., Ltd.	Conformant	No
Ganzhou Haichuang Tungsten Co., Ltd.	Conformant	No
Ganzhou Huaxing Tungsten Products Co., Ltd.	Conformant	No
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Conformant	No
Ganzhou Seadragon W & Mo Co., Ltd.	Conformant	No
Global Tungsten & Powders Corp.	Conformant	No
Guangdong Xianglu Tungsten Co., Ltd.	Conformant	No
H.C. Starck Smelting GmbH & Co. KG	Conformant	No
H.C. Starck Tungsten GmbH	Conformant	No
Hunan Chenzhou Mining Co., Ltd.	Conformant	No
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Conformant	No
Hunan Chunchang Nonferrous Metals Co., Ltd.	Conformant	No
Hydrometallurg, JSC	Conformant	No
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Conformant	No
Jiangxi Gan Bei Tungsten Co., Ltd.	Conformant	No
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Conformant	No
Jiangxi Tungsten Co Ltd	Not Enrolled	No
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Conformant	No
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Not Enrolled	No
Jiangxi Yaosheng Tungsten Co., Ltd.	Conformant	No
Kennametal Fallon	Conformant	No
Kennametal Huntsville	Conformant	No

Smelter/Refiner Name	RMAP Status	Sourced from Covered Country?
Malipo Haiyu Tungsten Co., Ltd.	Conformant	No
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Not Enrolled	No
Tejing (Vietnam) Tungsten Co., Ltd.	Conformant	No
Wolfram Bergbau und Hütten AG	Conformant	No
Xiamen Tungsten (H.C.) Co., Ltd.	Conformant	Yes
Xiamen Tungsten Co., Ltd.	Conformant	Yes
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Conformant	Yes

Countries of Origin

The countries of origin for the smelters and refiners in Table 1 are believed to be those listed below. The list is based on publicly available information, our RCOI, and due diligence. However, for the reasons described herein, these possible countries of origin cannot necessarily be linked to materials used in our Products.
Austria
China
Germany
Japan
Russian Federation
Vietnam
United States

Plans to review and determine if additional due diligence efforts are warranted.

The Company plans to continue to review its supply chain, continue dialogue with suppliers, and determine additional steps that may be appropriate to continue conforming our due diligence and supply chain to an internationally recognized due diligence framework. The Company is committed to ensuring that the Company’s suppliers comply with its expectations with regard to responsible supply chain management of minerals.